Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated February 5, 2014 to

Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No. 34, dated July 27, 2012 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 4, 2014 and February 4, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	82.448%	$4,122,400	January 7, 2014
$10,000,000	82.157%	$8,215,700	January 8, 2014
$3,000,000	82.157%	$2,464,710	January 8, 2014
$5,000,000	80.588%	$4,029,400	January 9, 2014
$3,500,000	80.066%	$2,802,310	January 10, 2014
$2,500,000	79.461%	$1,986,525	January 14, 2014

Linked to the MLCX Grains Index

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between January 4, 2014 and February 4, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$400,000	56.579%	$226,316	January 24, 2014

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$29,400,000	81.113%	$23,847,361	$3,071.54 (1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $43,069.57 that have been paid in respect of the securities covered by pricing supplement No. 6 and No. 34 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $39,998.03 remain available for future offerings for such pricing supplements described above.